Exhibit 10.1

WIMASE LIMITED*

September 3, 2002

 STRICTLY CONFIDENTIAL

Mr. Jack Golsen, Chairman
LSB Industries Inc.

Oklahoma City, OK

Dear Sir:

 Re: Sale of the Business and Assets of Slurry Explosive Corporation ("SEC") and Universal Tech Corporation ("UTEC"), SEC being a wholly-owned subsidiary of El Dorado Chemical Company ("EDC"), UTEC being a wholly-owned subsidiary of LSB Chemical Corp. ("LSBCC"), each EDC and LSBCC being wholly-owned subsidiaries of LSB Industries Inc. ("LSB").

 This non-binding letter of intent ("Letter of Intent") sets forth the terms and conditions which are to form the basis for development of a binding written agreement between the parties relating to the purchase of the name, business and assets of SEC and UTEC and the assignment of certain obligations of SEC. SEC and UTEC (collectively, the "Sellers") are prepared to sell to Wimase Limited and/or its nominee(s) (collectively, the "Buyer") certain of the assets of the Sellers and SEC is prepared to assign to the Buyer an equipment lease with U.S. Bancorp Equipment Finance Inc. ("US Bancorp"), subject to and in accordance with the terms and conditions set forth in this Letter of Intent (the "Transaction"):

1.  Sale of Assets: Sellers shall sell, assign, transfer and convey effective as of the Closing Date (as hereinafter defined) and Buyer agrees to purchase as of the Closing Date all of Sellers' right, title and interest in and to those assets associated with the Business (as hereinafter defined) (the "Assets").

2.  Assignment of Obligations: SEC and US Bancorp are parties to an Equipment Lease dated September 13, 2001, a copy of which is attached hereto as Schedule "A" to this Letter of Intent (the "Lease"). Subject to the consent of US Bancorp to release SEC as an obligor under the Lease, SEC shall transfer, convey and assign effective as of the Closing Date, and the Buyer shall accept and assume the contractual obligations of SEC pursuant to the Lease (the "Assumed Obligation"). If SEC is not released from the Lease, then Buyer will assume SEC's rights and obligations under the Lease, but SEC will retain subrogation rights with respect to the equipment which is subject to the Lease until the Lease is fully paid by Buyer.

References herein to the Assets and the Assumed Obligation are hereinafter referred to as the "Acquired Business".

3.  Closing Date: The date for closing (the "Closing") of the sale, transfer and assignment of the Assets and transfer and assignment of the Assumed Obligation shall be ten (10) days following the satisfaction or waiver of all conditions to Closing set forth herein and in the Purchase Agreement (as hereinafter defined), or such other date as the parties may mutually agree in  writing, but not later than October 30, 2002 (such date for the Closing being called the "Closing Date").

* INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION.  THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.

4.  Purchase Price: In consideration of the transfer, sale and assignment by Sellers to the Buyer of the Acquired Business, Buyer shall pay to Sellers, at Closing, the sum of U.S. $10,625,000 (the "Purchase Price"), subject to the adjustments in 5(a) and (b) described below, of which U.S. $10,200,000, subject to such adjustments, shall be paid by wire transfer in immediately available funds to an account to be designated by Sellers or by bank draft and the balance of an estimated U.S. $425,000 shall be paid through the assignment of the Assumed Obligation. The Purchase Price payable by the Buyer is comprised of the following:

     (a)  $7,000,000 for the businesses, names, fixed assets and intellectual property comprising the Assets;

    (b). The actual recorded costs of useable/saleable inventory comprising the Assets based upon the actual inventory on hand as of the Closing Date, valued at Sellers' actual recorded cost. The estimated value of such inventory is approximately $1,700,000;

    (c)  The actual amount of accounts receivable comprising the Assets. The estimated amount of such accounts receivable is approximately $1,500,000; and

    (d)  The actual amount of the unpaid balance for the Assumed Obligation, estimated at approximately $425,000. (Note: This estimate will be adjusted to the actual unpaid balance of the Assumed Obligations as of the Closing Date.)

5.  Purchase Price Adjustments:

     (a) Buyer shall use commercially reasonable efforts/prudent business practices to collect all accounts receivable comprising the Assets, not including the retaining of a lawyer or collection agency or the commencement of legal proceedings. In the event that any of such accounts receivable are not collected within 90 days from the Closing Date, then Buyer shall assign such accounts receivable to Sellers and the Purchase Price shall be reduced accordingly, dollar for dollar, and Buyer shall have recourse to the Escrow Funds (as hereinafter defined) for the amount of such accounts receivable so transferred and assigned to Sellers.

    (b) Sellers and Buyer will, on or before the Closing Date, examine all inventory of Sellers and mutually agree on the physical inventory count after eliminating any and all inventory which is obsolete, beyond its recommended "shelf" life, or could not reasonably be used by Buyer in the manufacture of explosive products or sold by Buyer within a reasonable time period following Closing (the "Unusable Inventory"). The Purchase Price shall be adjusted on Closing to reflect the actual cost of all inventory (excluding Unusable Inventory) and Buyer will cooperate with Sellers to arrange for storage and disposal of any Unusable Inventory so as to minimize the cost of such storage or disposal to Sellers. If the amount of Unusable Inventory, as determined by Buyer, is unreasonably high in Sellers' opinion, Sellers may decline to proceed to Closing. If the total value of the useable/saleable inventory is unreasonably high, in Buyer's opinion, Buyer may decline to proceed to Closing and shall have no obligation to complete the Transaction.

 6. Escrow Funds: An escrow in support of the Purchase Price adjustments will be included in the definitive purchase and sale agreement ("Purchase Agreement") with the amount and duration of such escrow to be mutually agreed upon following completion of due diligence; provided however, such escrow amount shall not exceed 20% of the accounts receivable forming the Assets as of the Closing Date.

 7. Agreements: In order to more fully describe and provide for the Transaction, Buyer and Sellers shall negotiate, execute and deliver a mutually acceptable Purchase Agreement ("Purchase Agreement") containing the terms and conditions herein and other terms and conditions that are customary in transactions for the purchase and sale of assets, and the purchase and sale shall be subject to and include the following terms and conditions:

    (a) Each of the parties will grant to the other party other representations, warranties and indemnities which are typical in an asset sale transaction, as described above and Sellers shall indemnify Buyer against any claim, cost, expense, loss, or damage arising as a result of any inaccuracy in or breach of any of such representations and warranties which is notified by Buyer to Sellers by December 31, 2003 with a negotiated materiality qualification;

    (b) Promptly upon completion and, in any event, not later than the 45th day following the Closing Date, Sellers shall deliver to Buyer unaudited financial statements for the period following the last reported financial period covered by financial statements provided to Buyer pursuant to paragraph 9(j) hereof, to and including the Closing Date in respect of the Acquired Business;

    (c) Sellers shall enter into a non-competition agreement which provides that, for a period of three (3) years from the Closing Date, neither the Sellers nor any of their related or affiliated companies will, without the prior written consent of Buyer, either directly or indirectly, engage or invest in any non-public company, own, manage, operate, finance or control in any manner including, without limitation, as a shareholder, owner, partner, member, manager, independent contractor, consultant, or advisor, any business, organization, partnership, joint venture or enterprise which competes with the Business. As used herein, the term Business means (i) the manufacturing, storage or distribution of packaged explosives products and related accessory products in the geographical area in which Sellers sold or distributed such products in the three (3) years prior to Closing, (ii) the provision of blasting and explosives related services in the geographical area in which Sellers provided such services in the three (3) years prior to Closing, and (iii) the sale and re-distribution of Low Density Ammonium Nitrate from Seller's Hallowell, Kansas and Pryor, Oklahoma sites. The geographical area of such non-competition agreement shall be those geographic areas which Sellers conducted the Business and/or sold their products in the three years prior to Closing. The non-competition agreement will not apply to entities with whom any LSB affiliated entity may merge, or to any entities that may purchase any LSB affiliated entity, provided that such merger partner or purchaser shall have been in the Business prior to such transaction; and

    (d) Sellers shall have entered into an escrow agreement relating to the Escrow Funds on such terms and conditions as may be acceptable to Buyer acting reasonably.

The parties agree that they shall each exercise all commercially reasonable efforts to complete and agree to the terms of the Purchase Agreement on or before October 4, 2002.

 8.  Due Diligence and ATF: Subject to the Confidentiality Agreement dated May 15, 2002 between the parties hereto and paragraph 12 hereof, Buyer's representatives identified in Section 12 hereof shall be given reasonable access, at Sellers' premises and during Sellers' normal business hours at any time up to Closing, to review Sellers' files and documents and shall be given access to the following employees of Sellers: Bill Manion, Paul Keeling, Oldrich Machaeck, Clive Whiteside and Bob LeBlanc. Sellers will provide to Buyer relevant information as requested pertaining in any way to the Assets, the Business, or the Acquired Business. Buyer and Sellers shall mutually agree as to the manner and timing of any disclosures or applications for permits or licenses to the ATF or other regulatory authorities. To the extent Sellers' involvement in this cooperation and coordination delays Buyer's receipt of the permits or licenses necessary to operate the Business as it historically operated, the Closing Date shall be extended accordingly.

 9.  Buyer's Conditions: The completion of the Transaction by Buyer shall be subject to the satisfaction of the following conditions precedent on or before the earlier of the respective dates specified below and the Closing Date:

    (a) Buyer shall assign the necessary resources to have expeditiously completed and be satisfied with the results of its due diligence in connection with the Acquired Business promptly after execution of this Letter of Intent;

    (b) Without limiting the generality of (a), Buyer shall have completed such environmental studies and investigations as Buyer deems necessary, and these studies and investigations will have shown that the environmental conditions affecting any of the Assets of the Acquired Business shall be acceptable to Buyer, at Buyer's sole discretion. Buyer shall obtain prior written approval from Sellers as to the scope and timing of any environmental testing. If Sellers do not approve any proposed environmental testing, then Buyer may decline to close the Transaction.

    (c) EDC shall have entered into agreements satisfactory to Buyer as follows:

            (i)     ***   [Redacted text.]

            (ii)    ***   [Redacted text.]

            (iii)   ***   [Redacted text.]  ;and

*** INDICATES INFORMATION IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION.  THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.

           (iv)    With respect to technical services presently provided to EDC by UTEC, EDC shall agree to continue to purchase technical services from UTEC, but only on an as-needed and competitive basis.

     (d)  No material adverse change from the date of this Letter of Intent in the Assets, Assumed Obligation, the Business, or the operations or financial condition of Sellers (or either of them individually) until the Closing Date;

     (e) All necessary regulatory and third-party (non-affiliates or entities with no business relationship with Buyer) consents and approvals required to be obtained in order to operate the Assets and conduct the Business as historically conducted shall have been obtained prior to Closing;

     (f) Approval by the boards of directors or membership committees of Buyer and its members, affiliates or shareholders;

      (g) Approval by Buyer's financial adviser and/or third party lender;

     (h) Prior to Closing, Sellers will have arranged to transfer and deliver title to all material Assets necessary to conduct the Business as historically conducted, free and clear of any liens, encumbrances, and taxes except for those Assets which are encumbered under the Assumed Obligation;

     (i) Each of the representations and warranties made in the Purchase Agreement by Sellers in favor of Buyer shall be accurate at Closing in all material respects;

    (j) Sellers shall provide to Buyer internally prepared, monthly unaudited financial statements in respect of the Acquired Business promptly upon completion and, in any event, not later than the 15th of the month following the month reported in such financial statements;

    (k) Satisfactory completion of those matters set out in paragraph 7 hereof; and

    (l) Sellers' reasonable cooperation with Buyer's due diligence activities and provision to Buyer of sufficient access to information to enable Buyer to complete such due diligence as is customary in transactions of the nature contemplated hereby.

The conditions in this paragraph 9 are for the sole benefit of Buyer and may be waived by the Buyer in writing in whole or in part at any time on or before the Closing Date. If each of such condition is not satisfied or waived in writing by Buyer as aforesaid, then the Purchase Agreement shall be of no force or effect, and Sellers and Buyer shall be released from all obligations under the Purchase Agreement or relating to the Transaction other than those in paragraph 11(c) and 12 hereof.

10.  Sellers' Conditions: The completion of the Transaction by Sellers shall be subject to the satisfaction of the following conditions on or before the earlier of the respective date specified below and the Closing Date:

    (a) All necessary regulatory and third party consents required to be obtained prior to Closing shall have been obtained;

    (b) Buyer and EDC shall negotiate, execute and deliver as of the Closing Date, definite agreement(s) for the purchase of Buyer's requirements for LDAN, ANS, and high density ammonium nitrate, at prices calculated on the same basis as provided in paragraph 9(c)(i) and (ii) above;

    (c) Approval by the boards of directors or membership committees of Sellers;

    (d) Approval by Sellers' lenders ;

    (e) Satisfactory completion of those matters that by their nature can be satisfied by the Closing Date, as set out in paragraph 7 hereof; and

    (f) The Closing Date shall occur on or before October 31, 2002.

The conditions in this paragraph 10 are for the sole benefit of Sellers and may be waived by Sellers in writing in whole or in part at any time on or before the Closing Date. If each of such conditions is not satisfied or waived in writing by the Sellers as aforesaid, then the Purchase Agreement shall be of no force or effect, and the Sellers and the Buyer shall be released from all obligations under the Purchase Agreement or relating to the Transaction except those in paragraph 11(c) and 12 hereof.

11.  Employees; Sellers' Transitional Assistance

    (a) Subject to the Confidentiality Agreement, dated May 15, 2002, between the parties hereto and paragraph 12 hereof, Buyer will evaluate each of the employees of the Sellers prior to Closing, and will offer employment to such employees that the Buyer decides to hire based on such evaluation. After the Purchase Agreement is executed, Sellers shall provide the Buyer all cooperation, assistance and information which the Buyer shall reasonably require or request for the purposes of completing such evaluation of employees of Sellers prior to Closing. If at any time after the Closing Date, Buyer terminates the employment of any of the employees who accept an offer of employment by the Buyer, Buyer shall be solely responsible for all severance costs and expenses arising as a result thereof, based upon the number of years of employment of such individuals with Buyer, Sellers and all predecessor corporations, to the same extent as Sellers would have been legally or contractually obligated, or would have provided in a manner consistent with past practice by EDC (so long as Buyer is made aware of and agrees with such past practice), for such costs and expenses had Sellers terminated the employment of those employees. Buyer shall, in respect of all employees terminated by the Buyer after Closing, indemnify and hold harmless Sellers from and against all claims, damages, costs and expenses relating to severance, notice, pay in lieu of notice, wrongful dismissal or breach of employment contract. Sellers shall be solely responsible for and shall indemnify Buyer against any claims, damages, costs and expenses relating to employment, severance, notice, pay in lieu of notice, wrongful dismissal or breach of employment contract for any employee who is not offered employment by the Buyer or that fails to accept an offer of employment of Buyer prior to the Closing Date.

    (b) At the option of Buyer, Sellers shall provide transitional accounting and administrative services for a period of 90 days following the Closing Date and in consideration thereof, Buyer shall pay for all actual costs of Sellers in connection with the provision of such services.

    (c) If Buyer elects not to proceed to Closing and the Transaction does not close, then for a period of two (2) years commencing on the date such decision not to proceed to Closing is taken by Buyer, neither Buyer nor any person or entity affiliated with Buyer may hire, retain, or consult with any person who is an employee of Sellers as of the date of this Letter of Intent.

12.  Disclosure

    (a) Unless and until the Transaction has been completed, except with the prior written consent of the other party, each of the parties hereto and their respective employees, officers, directors, shareholders, agents, advisors and other representatives will hold all information received from the other party in strictest confidence, except such information and documents available to the public or as are required to be disclosed by applicable law, in which case the parties shall consult and agree, acting reasonably, on the content of any disclosure. Notwithstanding the foregoing, Buyer may disclose such information , on a need to know basis to the following representatives of Buyer: David Taylor, Gerald Diamond, David Chaffe and Buyer's legal counsel, tax and financial advisors, subject to advising each of the parties to whom it makes such disclosure of the non-disclosure restrictions herein, obtaining their undertakings to comply with same, and indemnifying the Sellers against any damage to the Sellers or its business arising from any breach of such undertakings. Further, the fact of the execution of this Letter of Intent and negotiation and discussions pertaining to the purchase and sale of the Assets shall be kept confidential by the parties, unless disclosure is required by law.

    (b) All such information, documents, materials and reports in whatever form (whether digital, electronic or paper or other) shall be forthwith returned to the party originally delivering them, including all copies made thereof, in the event that the Transaction is not completed.

    (c) The terms of the Confidentiality Agreement dated May 15, 2002, between the Buyer and the Sellers are incorporated herein and shall continue notwithstanding any termination of this Letter of Intent. These paragraphs 11(c) and 12 shall remain effective notwithstanding any termination of this Letter of Intent.

    (d) Sellers make no representations or warranties as to the accuracy of any materials or information provided to Buyer except for such representations and warranties as may be provided in any Purchase Agreement.

13.  Governing Law: The Purchase Agreement and related definitive agreements, if entered into, will be construed in all respects under and be subject to the laws of the State of Delaware.

 14.  Time: Time will be of the essence of the Purchase Agreement.

15.  Exclusivity. From the execution of this Letter of Intent until the Closing Date, Sellers shall not negotiate with any third party the sale or potential sale of the Assets or the Business.

This Letter of Intent is not and will not be an agreement, nor is it or will it be binding in any way upon either party, except for the rights and obligations contained in paragraphs 11(c), 12 and 15. Except paragraphs 11(c) , 12 and 15, there will be no binding agreement until a formal agreement in writing has been prepared by the Buyer's legal counsel and duly executed by each of the parties. Please confirm our mutual, non-binding (with the exception of paragraphs 11(c) , 12 and 15) concurrence on this Letter of Intent to be used as a basis for preparing that agreement by signing the duplicate copy hereof in the appropriate space below and returning such signed copy to Wimase Limited, Attention: David P. Taylor before close of business on September 4, 2002.

 WIMASE LIMITED

 Per:   David P. Taylor  c/s

Agreed and accepted this 4th day of September, 2002.

 EL DORADO CHEMICAL COMPANY

 Per:   Jack E. Golsen  c/s

 SLURRY EXPLOSIVE CORPORATION

 Per:   Jack E. Golsen  c/s

UNIVERSAL TECH CORPORATION

 Per:   Jack E. Golsen  c/s

Wimase Limited -Townsend House - 9950 Claymore Drive - Dallas, Texas 75243